Exhibit 99.1

       NEW FRONTIER MEDIA REPORTS STRONG FISCAL 2007 FIRST QUARTER RESULTS

    BOULDER, Colo., Aug. 8 /PRNewswire-FirstCall/ --

New Frontier Media, Inc. (Nasdaq: NOOF), a worldwide producer and distributor of general and adult-themed motion picture entertainment, today announced strong fiscal 2007 first quarter results. The Company reported a 48% increase in quarterly revenue to $16.3 million from $11.0 million for the same quarter a year ago. Net income for the current year quarter was $3.5 million compared to $2.5 million for the same quarter a year ago, representing an increase of 40%. Earnings per fully diluted share were reported as $0.15 for the quarter ended June 30, 2006, representing a 36% increase over earnings per fully diluted share of $0.11 for the quarter ended June 30, 2005.

    "This quarter, we experienced strong growth on two different fronts," said Michael Weiner, Chief Executive of New Frontier Media. "Our core business was driven by the April launch of two of our pay-per-view services on DirecTV, while the consolidation of our newly acquired film production company, MRG Entertainment, added materially to our revenue. We are very pleased with our first quarter, and have increased annual guidance accordingly."

    Pay TV

    The Company's Pay TV Group reported revenue of $12.6 million for the quarter ended June 30, 2006, as compared to $10.4 million for the quarter ended June 30, 2005, which represents an increase of 21%. Of this, revenue from the Pay TV Group's pay-per-view ("PPV") services increased 23% to $7.5 million for the quarter ended June 30, 2006 from $6.1 million for the quarter ended June 30, 2005. Revenue from the Pay TV Group's video-on-demand ("VOD") service provided both to the cable and hotel markets, increased 31% to $4.6 million for the quarter ended June 30, 2006, from $3.5 million for the quarter ended June 30, 2005. Revenue from the Pay TV Group's C-Band service decreased 38% to $0.5 million for the quarter ended June 30, 2006, from $0.8 million for the quarter ended June 30, 2005.

    The Pay TV Group's PPV revenue increased primarily due to the launch of two of its PPV services on the largest DBS platform in the U.S.

    The increase in the Pay TV Group's VOD revenue year-over-year for the quarter is related to an increase in VOD revenue from platforms where the MSO has changed the editing standard to be more explicit or from platforms where the Pay TV Group has launched for the first time. In addition, the Pay TV Group has successfully recovered some of its lost market share on the VOD platform where its primary competitor was added over a year ago.

    EBITDA for the Pay TV Group was $7.6 million for the quarter ended June 30, 2006, as compared to EBITDA of $5.2 million for the quarter ended June 30, 2005, representing an increase of 46%. Gross margin for the Pay TV Group increased to 77% for the quarter ended June 30, 2006 from 68% for the quarter ended June 30, 2005. Operating expenses were flat at $2.3 million for both quarters ended June 30, 2006 and 2005, respectively.

    Internet Group

    The Company's Internet Group reported net revenue of $0.6 million for the quarter ended June 30, 2006 as compared to revenue of $0.7 million for the quarter ended June 30, 2005, representing a decrease of 14%. EBITDA for the Internet Group declined to $0.0 million for the quarter ended June 30, 2006 from $0.1 million for the quarter ended June 30, 2005.

    Film Production Group

    New Frontier Media, Inc. completed the acquisition of the Film Production Group on February 10, 2006.

    The Film Production Group reported revenue of $3.1 million, cost of sales of $2.1 million and EBITDA of $0.1 million for the period ended June 30, 2006. Results for this segment continue to be impacted by the following factors: a) higher than normal film amortization costs due to the valuation of the acquired film library; b) amortization of identifiable purchased intangibles valued at $3.4 million; and c) accrual of contingent earnout payments related to the acquisition.

    Corporate Administration Expenses

    Corporate administration expenses increased 31% to $1.7 million for the quarter ended June 30, 2006 from $1.3 million for the quarter ended June 30, 2005. The increase in year-over-year quarterly corporate administration expenses is primarily related to an increase in outside audit fees, stock compensation expense due to the Company's adoption during the current quarter of the new accounting pronouncement requiring the expensing of the fair value of stock options over the vesting period, and the addition of a VP of Marketing and Corporate Strategy to the executive team in January.

    Future Outlook

    The Company is updating its guidance for the fiscal year ended March 31, 2007 as follows:

    Revenue guidance is updated to $60 million - $62 million from $56.5 million
- $58.5 million

    Net income guidance is updated to $10.0 million - $11.4 million from $7.7 million - $8.9 million

    EPS guidance is updated to $0.42 - $0.47 per share from $0.32 - $0.37 per share

    Pre-tax free cash flow is updated to $22 million - $24 million from $18 million - $20 million

    Conference Call Information

    New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time. The participant phone number for the conference call is (866)-250-3615. To participate in the web cast please log on to www.noof.com and click on "Investor Relations" and then "Webcasts & Events". A replay of the conference call will be available for seven days after 1 p.m. Eastern Time on August 8, 2006 at (800)-405-2236, access code 11067152#.
The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company's corporate web site, www.noof.com, under "Investor Relations/News Releases".

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding our fiscal 2007 guidance and the future outlook related to New Frontier Media and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company's Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

    ABOUT NEW FRONTIER MEDIA, INC.

    New Frontier Media, Inc. is a worldwide producer and distributor of adult-themed and general motion picture entertainment. Under the TEN trademark, the Company delivers seven, full-time adult-themed pay-per-view networks to cable and satellite operators across the United States. Additionally, the Company is a leading provider of adult-themed Video-on-Demand content to cable and satellite platforms, as well as to the hospitality industry. These services reach over 125 million network homes.

    New Frontier Media's MRG Entertainment unit produces original, adult-themed content and series that are distributed on premium movie channels in the U.S. and around the world. MRG Entertainment also develops and produces original, adult-themed event programming that is widely distributed on satellite and cable platforms in the U.S. Additionally, MRG Entertainment manages a sales operation, which matches independent, mainstream film producers with film distributors around the world.

    New Frontier Media owns and operates a digital broadcast infrastructure in Colorado, which serves content to broadcast, IP and wireless networks around the world.

    For more information about New Frontier Media, Inc. contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

Consolidated Operating Results
(in '000's except per share amounts)

                                                           (Unaudited)
                                                          Quarter Ended
                                                            June 30,
                                                   ---------------------------
                                                       2006           2005
                                                   ------------   ------------
Net Sales                                          $     16,328   $     11,040
Cost of Sales                                            (5,329)        (3,504)
Gross Margin                                             10,999          7,536
Operating Expenses                                       (5,508)        (3,859)
Operating Income                                          5,491          3,677
Other Income                                                202            202
Income Before Provision for Income Taxes                  5,693          3,879
Provision For Income Taxes                               (2,144)        (1,415)
Net Income                                         $      3,549   $      2,464
Basic Income Per Share                             $       0.15   $       0.11
Diluted Income Per Share                           $       0.15   $       0.11
Average outstanding shares of common stock               23,833         22,604
Common stock and common stock equivalents                24,297         23,109

Reconciliation of Net Income to EBITDA as reported

                                                           (Unaudited)
                                                          Quarter Ended
                                                            June 30,
                                                   ---------------------------
                                                       2006           2005
                                                   ------------   ------------
Net Income                                         $      3,549   $      2,464

Adjustments:
  Depreciation/Amortization (1)                             463            349
  Interest Expense                                           29             17
  Interest Income                                          (238)          (219)
  Income Taxes                                            2,144          1,415

EBITDA as reported                                        5,947          4,026

  Content Amortization                                    2,876          1,039
  Cash Investments in Content                            (1,396)          (874)
  Stock Based Compensation                                  203              0

    Adjusted EBITDA                                $      7,630   $      4,191

(1)  Amortization excludes amortization of content

The Condensed Statement of Operations should be read in conjunction with the Company's Form 10Q, 10-K and other filings with the Securities and Exchange Commission.

To obtain a copy please contact New Frontier Media, Inc.

Consolidated Balance Sheets
                                                 (Unaudited)       (Audited)
                                                  (in 000s)        (in 000s)
                                                June 30, 2006    March 31, 2006
                                                --------------   --------------
CURRENT ASSETS:
  Cash and Cash Equivalents                     $       10,521   $       12,611
  Restricted Cash                                        2,687            2,646
  Marketable Securities                                 15,342            8,730
  Accounts Receivable, net                              13,301           12,395
  Deferred Tax Asset                                       434              444
  Other                                                  1,213              871
    TOTAL CURRENT ASSETS                                43,498           37,697

EQUIPMENT AND FURNITURE, net                             4,080            4,082

OTHER ASSETS:
  Prepaid Distribution Rights, net                       8,498            8,877
  Marketable Securities                                  1,460            1,936
  Recoupable Costs and Producer Advances                 1,261            1,203
  Film Costs, net                                        9,312           10,412
  Goodwill                                              18,377           16,744
  Other Identifiable Intangible Assets, net              3,333            4,687
  Other                                                  1,155            1,127

    TOTAL OTHER ASSETS                                  43,396           44,986

TOTAL ASSETS                                    $       90,974   $       86,765

CURRENT LIABILITIES:
  Accounts Payable                              $        1,946   $        2,151
  Taxes Payable                                          1,487              677
  Producer Payable                                         580              546
  Deferred Revenue                                       1,136              754
  Due to Related Party                                       0              250
  Accrued Compensation                                   1,243            1,857
  Accrued Transport                                        582              645
  Accrued Legal and Accounting fees                        110              240
  Accrued Liabilities and Other                          2,104            1,365
    TOTAL CURRENT LIABILITIES                            9,188            8,485

LONG TERM LIABILITIES:
  Deferred Tax Liability                                 1,206            1,268
  Due to Related Party                                     903            1,000
  Taxes Payable                                          1,359            1,359
  Other                                                  2,378            3,408
    TOTAL LONG-TERM LIABILITIES                          5,846            7,035
      TOTAL LIABILITIES                                 15,034           15,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
  Common Stock                                               2                2
  Additional Paid-in Capital                            62,620           61,488
  Retained Earnings                                     13,378            9,829
  Accumulated Other Comprehensive Loss                     (60)             (74)
    TOTAL SHAREHOLDERS' EQUITY                          75,940           71,245

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $       90,974   $       86,765

SOURCE  New Frontier Media, Inc.
    -0-                             08/08/2006
    /CONTACT: Karyn L. Miller, Chief Financial Officer of New Frontier Media, Inc., +1-303-444-0900, ext. 102, kmiller@noof.com/
    /Web site:  http://www.noof.com /